SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2004

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On September 22, 2004, we entered into a master repurchase agreement with Wachovia Bank, N.A. to finance our asset investments on a short-term basis prior to obtaining long-term financing. The master repurchase agreement replaces our existing credit facilities with Wachovia Bank. Under the agreement, Caplease, LP and certain of our other subsidiaries will sell assets to Wachovia Bank and agree to repurchase those assets on a date certain at a repurchase price generally equal to the original purchase price plus accrued but unpaid interest. Each asset financed under the facility will be purchased by Wachovia Bank at a percentage of the asset’s value on the date of origination (the purchase rate) and we will pay interest to Wachovia Bank at prevailing short-term interest rates plus a pricing spread. We have agre ed to a schedule of purchase rates and pricing spreads with Wachovia Bank generally based upon the class and credit rating of the asset financed. The facility is recourse to us and Capital Lease Funding, Inc. has agreed to guarantee all obligations of its subsidiaries under the agreement. For financial reporting purposes we will characterize all of our borrowings under the facility as on balance sheet financing transactions.

The repurchase agreement is a $250 million uncommitted facility, meaning Wachovia Bank must agree to each asset financed under the agreement. The facility may be increased to $450 million if we request and Wachovia Bank agrees.

The agreement expires on September 21, 2005, but may be extended for not more than two successive 364 day periods if we request and Wachovia agrees.

We can finance each of our existing primary products under the agreement, including commercial real estate whole loans, commercial mortgage backed securities (“CMBS”) and acquisitions of commercial real estate. Commercial real estate acquisitions will be financed through mortgage loans made by Caplease to a subsidiary of Caplease formed for the purpose of owning the real property acquired followed by the sale of such mortgage loans to Wachovia under the terms of the facility. Unless otherwise agreed to by Wachovia, for any asset financed under the facility for more than 240 days Wachovia may (a) require us to remove the asset from the facility or (b) require all income generated by the asset be applied to reducing the outstanding balance under the facility.

The agreement includes sublimits on certain asset classes and credit or tenant concentrations. Some of these sublimits will not be effective until the later of (i) the first date after $100 million is advanced under the facility and (ii) nine months after we enter into the agreement.

If at any time (i) the repurchase price of any financed asset exceeds its asset value (as defined in the agreement), (ii) either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. downgrades any asset financed under the facility or (iii) the aggregate repurchase price of all financed assets exceeds the maximum facility size, Wachovia Bank may require us to repurchase assets or contribute additional cash or other eligible assets to satisfy the difference. If required, these payments could be material and could have a material adverse effect on our operations, or on our ability to make further net lease investments.

We are required to maintain the following financial covenants during the term of the agreement:

•	liquidity (as defined in the agreement) of at least $8 million; and

•	consolidated tangible net worth (as defined in the agreement) of at least $100 million (plus 75% of the aggregate net proceeds from future equity offerings or capital contributions).

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In addition to being an uncommitted facility, if an event of default (as defined in the agreement) occurs, we will be unable to finance assets under the facility and our obligation to repurchase assets financed under the facility may, at the option of Wachovia Bank, be accelerated. The definition of event of default under the agreement includes the following events:

•	we fail to maintain the above financial covenants;

•	a judgment in excess of $5 million in the aggregate is rendered against us and is not satisfied or otherwise stayed within 90 days;

•	we default in the payment of a matured obligation of at least $5 million under any indebtedness or material contract; and

•	we default under any indebtedness or material contract in an amount of at least $5 million and an acceleration of the maturity under such indebtedness or material contract occurs.

If we are unable to finance assets under this facility, our ability to continue to execute our business plan could be materially adversely affected.

Wachovia Investors, Inc., an affiliate of Wachovia Bank, owns approximately 3.7% of our outstanding common stock. From time to time, we may sell net lease assets to, or finance net lease assets on a long-term basis with, Wachovia Bank or its affiliates on what we believe are fair market terms. In addition, Wachovia Bank acts as servicer of our net lease loan assets and the transfer agent of our common stock.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on September 22, 2004, we entered into a master repurchase agreement with Wachovia Bank, N.A. Approximately $69.5 million of the proceeds from this facility were drawn at closing, all of which was used to repay in full our outstanding indebtedness under the two existing credit facilities with Wachovia Bank. Our financial obligations under the two existing credit facilities have been fully satisfied, and those two credit facilities have been terminated.

Item 9.01.      Financial Statements and Exhibits.

  (c) Exhibits.

Exhibit	Description

10.1	Master Repurchase Agreement, dated September 22, 2004, between the Company, Wachovia Bank, National Association, Caplease, LP and Certain Special-Purpose Entity Subsidiaries thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

Date: September 24, 2004	By:	/s/ Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description

10.1	Master Repurchase Agreement, dated September 22, 2004, between the Company, Wachovia Bank, National Association, Caplease, LP and Certain Special-Purpose Entity Subsidiaries thereof.

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